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EXHIBIT 99.1

CONTACTS:

NATIONWIDE FINANCIAL
Kevin G. O'Brien             Bryan Haviland
AVP, Investor Relations      Public Relations Officer               NEWS RELEASE
614-677-5331                 614-677-7767                      [NATIONWIDE LOGO]

GARTMORE GLOBAL INVESTMENTS
Craig S. Andrews
SVP, Public Communications
484-530-1401

JULY 1, 2002

               NATIONWIDE COMPLETES ASSET MANAGEMENT TRANSACTION
     PREVIOUSLY ANNOUNCED GARTMORE GLOBAL INVESTMENTS TRANSACTION COMPLETED
                                 JUNE 28, 2002

COLUMBUS, OH -- Effective June 28, 2002, Nationwide Financial Services, Inc. (Nationwide Financial, NYSE: NFS) completed the previously announced sale of Gartmore Global Investments, Inc. to Nationwide Mutual Insurance Company (Nationwide Mutual). As a result of the transaction, the international and domestic asset management businesses, known as Gartmore Group, will share a common ownership structure.

On May 22, 2002, the companies announced a definitive agreement under which Nationwide Mutual will exchange NFS common stock for Nationwide Financial's interest in Gartmore Global Investments, Inc. The transaction, intended to qualify as a tax-free exchange, values Gartmore Global Investments, Inc. at $375 million and will be immediately accretive to Nationwide Financial's earnings per share.

In consideration for the transactions, Nationwide Mutual exchanged approximately
9.1 million shares of NFS stock, which NFS will hold as treasury stock.


Nationwide, with world headquarters in Columbus, is one of the largest insurance and financial services companies in the world and offers a broad range of personal and commercial insurance. Nationwide, which includes the country's 6th largest property/casualty insurance group, ranks 136th in total revenues on the Fortune 500 list. For additional information on Nationwide, including products and services, please visit our web site at www.nationwide.com.


Nationwide Financial is the holding company for the life insurance and retirement savings operations of Nationwide, which owns 81.3 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company, the country's 7th largest life insurer based on admitted assets. To obtain investor materials for Nationwide Financial, including the Company's 2001 summary annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.

                                     -more-




Insurance - Financial Services
- On Your Side                                              One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com
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NATIONWIDE TO REALIGN ASSET MANAGEMENT BUSINESSES -- 2

Gartmore Global Investments, Inc. - investment adviser to Gartmore Funds, leads the U.S. component of Gartmore Group, the global asset-management arm of Nationwide. Gartmore Group encompasses a unified investment platform with more than 175 portfolio managers, analysts and traders, supported by a professional staff of more than 1,000. The affiliated advisers that comprise Gartmore Group collectively manages more than $77 billion for individuals as well as institutions, such as corporate and public pension plans, endowments, foundations, mutual fund companies and insurance companies. Additional information can be found online: www.gartmoreglobalinvestments.com.

FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) change in Nationwide's control of the Company through its beneficial ownership of approximately 97.7% of the combined voting power of all the outstanding common stock and approximately 81.3% of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends; (iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the Financial Accounting Standards Board or other standard setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) the impact of the federal estate tax being phased out; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors;
(vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products;
(xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company's products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing our products; and (xv) adverse litigation results or resolution of litigation and arbitration.

                                      -30-


Insurance - Financial Services
- On Your Side                                              One Nationwide Plaza
                                                         Columbus, OH 43215-2220
                                                     www.nationwidefinancial.com